Exhibit 97.1

PREFORMED LINE PRODUCTS COMPANY

CLAWBACK POLICY

Adopted by the Board on August 2, 2023

Policy Statement

Preformed Line Products Co (including its subsidiaries, the “Company”) recognizes that it is in the best interests of the Company and its shareholders to align its executive compensation philosophy regarding pay-for-performance with a culture of accountability and integrity. Accordingly, the Company has adopted this Clawback Policy (this “Policy”), which provides for the recoupment of certain executive compensation in the event of an Accounting restatement (as defined below) resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 5608 of the Nasdaq Listing Rules (“Listing Standards”).

Questions about this Policy should be directed to the Corporate Secretary.

Definitions

1.
“Accounting restatement” means a restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
2.
“Covered executives” means the Company’s current and former team members who have been designated by the Company’s Board of Directors (the “Board”) as executive officers in accordance with Section 10D of the Exchange Act, which shall generally include the Company’s team members who have been deemed by the Board to be subject to the requirements of Section 16 under the Exchange Act, and such other senior executives or team members who may from time to time be determined by the Board, in its sole discretion, to be subject to this Policy.
3.
“Incentive compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:
a.
Cash bonuses awarded under the Company’s Officers Bonus Plan, Chief Executive Officer Bonus Plan, and any other short- or long-term cash incentives.
b.
Equity-based compensation granted under the Company’s 2016 Incentive Plan and/or other Company plan or arrangement, including:
•
Stock options;
•
Stock appreciation rights;
•
Time-based restricted shares;
•
Time-based restricted stock units;
•
Performance-based restricted shares;
•
Performance-based restricted stock units; or
•
Annual bonuses and other short- and long-term cash incentives.

4.
“Excess incentive compensation” means
a.
the excess of the incentive compensation paid to the covered executive based on the erroneous data over the incentive compensation that would have been paid to the covered executive had it been determined based on the restated results, computed without regard for any taxes paid, as determined by the Board; or
b.
if the Board cannot determine the excess of the incentive compensation received by the covered executive directly from the information in the Accounting restatement, then the Board shall make its determination based on a reasonable estimate of the effect of the Accounting restatement.
5.
“Financial reporting measures” include any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial reporting measures include, but are not limited to, the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”); revenues; net income; operating income; pre-tax income and growth in pre-tax income; non-GAAP adjusted income measures; sales, including comparable sales or growth in sales of the Company or one or more reportable segments, where such sales are subject to an Accounting restatement; financial ratios (e.g., leverage ratio, operating margins, accounts receivable turnover and inventory turnover rates); earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); non-GAAP EBIT or EBITDA; funds from operations and adjusted funds from operations; free cash flow and other liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on shareholders’ equity, return on invested capital, return on assets); earnings measures (e.g., earnings per share); and operating margins. A Financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission to be deemed a Financial reporting measure.

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Recoupment

In the event the Company is required to prepare an Accounting restatement of its financial statements, the Board will require reimbursement or forfeiture of any Excess incentive compensation received by any Covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting restatement. The date on which the Company is required to prepare an Accounting restatement is the earlier of: (a) the date the Board (or officers authorized by the Board) concludes or reasonably should have concluded that the Company is required to prepare an Accounting restatement and (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting restatement.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Excess incentive compensation hereunder which may include, without limitation and subject to compliance with any applicable law:

•
seeking reimbursement of all or part of any cash or equity-based Incentive compensation previously paid;
•
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based Incentive compensation;
•
cancelling prior cash or equity-based compensation, whether vested or unvested or paid or unpaid;
•
offsetting the Excess incentive compensation amount against any planned future cash compensation or equity-based awards, or otherwise owed by the Company to the Covered executive;
•
forfeiture of deferred compensation, subject to compliance with Sectio 409A of the Internal Revenue Code and the regulations promulgated thereunder; and
•
taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered executives against the loss of any erroneously awarded or Excess incentive compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 5608 of the Listing Standards.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive compensation that is approved, awarded or granted to Covered executives on or after that date. Subject to applicable law, the Board may affect recovery under this Policy from any amount of Incentive compensation approved, awarded, granted, payable or paid to a Covered executive prior to, on or after the Effective Date.

Amendment and Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to remain consistent with the final or any amended regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and the Nasdaq Stock Market under Rule 5608 of the Listing Standards. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any termination protection agreement, employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered executive to agree to abide by and be subject to the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy, including in any termination protection agreement, employment agreement, equity award agreement, or similar agreement, and any other legal remedies available to the Company.

Impracticability

The Board shall recover any Excess incentive compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and Rule 5608 of the Listing Standards.

Successors

This Policy shall be binding and enforceable against all Covered executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Disclosure Requirement

A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

OFFICER ACKNOWLEDGEMENT

OF PREFORMED LINE PRODUCTS COMPANY CLAWBACK POLICY

The Board of Directors of Preformed Line Products Company (the “Company”) has adopted a Clawback Policy (the “Policy”) applicable to all of the Company’s Covered officers (as defined in the Policy) designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and Rule 5608 of the Nasdaq Listing Rules.

I acknowledge and agree that all future payments that constitute Incentive compensation (as defined in the Policy), including under the Officers Bonus Plan or Chief Executive Officer Bonus Plan, as applicable, the 2016 Incentive Plan, or other bonus or equity award plan, in all cases, whether or not deferred, are made to me subject to, and conditioned upon my acceptance of, the provisions of the Policy; and I further acknowledge and agree that I am not entitled to indemnification or right of advancement of expenses in connection with any enforcement of the Policy by the Company.

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(Print Name)

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